Exhibit 99.1(e)

CONSENT

The undersigned hereby consents to being named as a director, a member of the Scientific Advisory Board and/or an officer, as applicable, of Microlin Bio, Inc., a Delaware corporation (the “Company”), in the Company’s registration statement on Form S-1, and any amendments, prospectuses, supplements, and exhibits thereto (collectively, the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) and/or otherwise distributed by the Company, its affiliates, and/or underwriters within 12 months of the date set forth below, and in any other filings (the “Filings”) by the Company with the SEC, the NASDAQ Stock Market or another securities exchange, the FINRA, and any other governmental or regulatory authorities (collectively, the “Authorities”). In addition, the understand consents to biographical, compensatory and any other disclosures regarding the undersigned that are required by the Authorities or are deemed advisable by the Company or underwriters to be included in the Registration Statement and other Filings by the Company and further consents to filing of any and all agreements by and between the Company and the undersigned with the SEC as exhibits to the Registration Statement and as part of any other submissions to the Authorities.

Furthermore, the undersigned hereby consents to serve as a member the Board of Directors of the Company, a member of the Scientific Advisory Board of the Company, and/or as an executive officer of the Company, as applicable, if so elected or appointed.

In witness hereof, the undersigned hereby executes this consent as of the date written below.

Signed:	/s/ Christopher Lowe
Print Name: Christopher Lowe
Date: December 28, 2013